FILED PURSUANT TO RULE 424(B)(3)
333-185333

METLIFE SHIELD LEVEL SELECTORSM

SUPPLEMENT DATED JULY 1, 2014

TO THE PROSPECTUS DATED MAY 1, 2013 (AS SUPPLEMENTED)

Effective July 1, 2014, the Dow Jones-UBS Commodity IndexSM will change its name to the Bloomberg Commodity IndexSM. This supplement revises and, to the extent inconsistent therewith, replaces information contained in the Prospectus. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the Prospectus. It should be read in its entirety and kept together with your Prospectus for future reference. If you have any questions or would like a copy of the Prospectus, please contact us at 1-800-343-8496, or write us at MetLife Insurance Company of Connecticut, 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

The Prospectus is revised as follows:

1.	Replace all references to Dow Jones-UBS Commodity IndexSM with the following:

Bloomberg Commodity IndexSM

2.	Replace the DJI Opco, LLC and UBS Securities LLC disclaimer in Appendix A, beginning on page A-4, with the following:

“Bloomberg®”, “Bloomberg Commodity Index” are service marks of Bloomberg L.P. (“Bloomberg”) and have been licensed for use for certain purposes by MetLife Insurance Company of Connecticut.

The MetLife Shield Level SelectorSM is not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the MetLife Shield Level SelectorSM or any member of the public regarding the advisability of investing in securities or commodities generally or in the MetLife Shield Level SelectorSM particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to MetLife Insurance Company of Connecticut or the MetLife Shield Level SelectorSM. Bloomberg and UBS Securities have no obligation to take the needs of MetLife Insurance Company of Connecticut or the owners of the MetLife Shield Level SelectorSM into consideration in determining, composing or calculating Bloomberg Commodity IndexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the MetLife Shield Level SelectorSM to be issued or in the determination or calculation of the equation by which the MetLife Shield Level SelectorSM are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to MetLife Shield Level SelectorSM customers, in connection with the administration, marketing or trading of the MetLife Shield Level SelectorSM. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the MetLife Shield Level SelectorSM currently being issued by Licensee, but which may be similar to and competitive with the MetLife Shield Level SelectorSM. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and MetLife Shield Level SelectorSM.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY METLIFE INSURANCE COMPANY OF CONNECTICUT, OWNERS OF THE METLIFE SHIELD LEVEL SELECTORSM OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE METLIFE SHIELD LEVEL SELECTORSM OR BLOOMBERG COMMODITY INDEXSM OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND METLIFE INSURANCE COMPANY OF CONNECTICUT, OTHER THAN UBS AG.

Book 145	July 1, 2014

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